Exhibit 99.1

                                                NEWS RELEASE

Tenet Healthcare Corporation

Headquarters Office

3820 State Street

Santa Barbara, CA  93105

Tel 805.563.6855

Fax 805.563.6871

http://www.tenethealth.com

Contacts:	Media:	Harry Anderson (805) 563-6816
	Investors:	Diana Takvam (805) 563-6883

Tenet Discloses Grand Jury Action in San Diego

                SANTA BARBARA, Calif. - July 17, 2003 — Tenet Healthcare Corporation (NYSE: THC) said a federal grand jury in San Diego late this afternoon returned an indictment accusing Alvarado Hospital Medical Center Inc. and Tenet HealthSystem Hospitals Inc. of illegal use of physician relocation agreements.  Tenet HealthSystem Hospitals Inc. is the legal entity that was doing business as Alvarado Hospital Medical Center during some of the period mentioned in the indictment.

                The company had disclosed earlier this week that it expected the indictment to be returned.

                “We believe this very broad indictment mistakenly attacks a well-established, lawful and common means by which U.S. hospitals attract needed physicians to their communities,” said Trevor Fetter, Tenet’s president and acting chief executive officer.  “We are confident that our corporate policy on physician relocation agreements is entirely appropriate under the law, and we intend to defend ourselves vigorously.  This prosecution, if successful, threatens a practice in the health care industry that is beneficial to communities.”

                Physician relocation agreements are used to help hospitals meet a demonstrated need in their communities for additional or specialized health care resources.  Typically, hospitals or other entities such as a group practice pay a portion of a physician’s cost to relocate from one community to another plus income guarantees for a set period of time, usually one year.  In return, physicians typically commit to provide health care services in the local community for at least three years.  The agreements permit the physicians to refer patients to any hospital, not just the facility that helped them to relocate.  Such agreements are generally permitted under rules promulgated by the U.S. Department of Health and Human Services.

                Alvarado Hospital Medical Center is a 311-bed facility that is one of only two hospitals serving a population of about 470,000 in eastern San Diego County.  Its community includes a very diverse, medically under-served immigrant population.  Although San Diego is often thought of as a desirable place to live, it is facing a severe shortage of physicians.  The San Diego Medical Society, in a 2002 survey, found that 71 percent of the county’s established physicians were having difficulty bringing new doctors into their practices.  A poor reimbursement environment coupled with high housing and business operating costs were the most frequently cited reasons in the survey for the reluctance of new doctors to relocate to San Diego.

                Tenet said it believes that its corporate policy on physician relocation agreements, which has been in place since 1996, is entirely appropriate under the law.  The policy is posted on the company’s web site, www.tenethealth.com.  About 42,000 physicians have admitting privileges at Tenet’s 114 hospitals in 16 states.  Of those, fewer than 2.5 percent have relocation agreements now in place, and about 1 percent are currently eligible for revenue protection under income guarantees during the start-up of their practices.

                Tenet Healthcare Corporation, through its subsidiaries, owns and operates 114 acute care hospitals with 27,743 beds and numerous related health care services.  Tenet and its subsidiaries employ approximately 116,500 people serving communities in 16 states.  Tenet’s name reflects its core business philosophy: the importance of shared values among partners - including employees, physicians, insurers and communities - in providing a full spectrum of health care.  Tenet can be found on the World Wide Web at www.tenethealth.com.

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Certain statements in this release may constitute forward-looking statements.  They are based on management’s current expectations and could be affected by numerous factors and are subject to various risks and uncertainties.  Certain of those risks and uncertainties are discussed in the Company’s filings with the Securities and Exchange Commission, including the Company’s transition report on Form 10-K for the 7-month period ended Dec. 31, 2002 and quarterly reports on Form 10-Q.  Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated.  We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.